EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma 52 Weeks Ended December 30, 2010	Pro Forma 39 Weeks Ended December 30, 2010	Pro Forma 52 Weeks Ended April 1, 2010	Actual 39 Weeks Ended December 30, 2010	Actual 39 Weeks Ended December 31, 2009	Actual 52 Weeks Ended April 1, 2010	Actual 52 Weeks Ended April 2, 2009	Actual 53 Weeks Ended April 3, 2008	Actual 52 Weeks Ended March 29, 2007	Actual 52 Weeks Ended March 30, 2006
EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$(5,456)	$12,732	$(11,011)	$21,796	$(2,282)	$(21,776)	$(109,923)	$11,244	$(59,833)	$(83,575)
Add:Fixed charges (below)	299,578	225,793	291,987	224,159	208,073	279,012	284,622	303,346	357,743	239,398
Amortization of capitalized interest	1,482	1,031	1,522	1,031	1,071	1,522	1,623	1,493	2,395	1,253
Distributed income of equity investees	34,203	21,404	34,463	21,404	21,664	34,463	29,978	43,553	236,260	5
Less:Interest capitalized (below)	(44)	(36)	(14)	(36)	(6)	(14)	(415)	(1,114)	(1,760)	(2,239)

Earnings for ratio	329,763	260,924	316,947	268,354	228,520	293,207	205,885	358,522	534,805	154,842

FIXED CHARGES:
Interest on borrowings	133,811	100,812	126,458	100,812	93,459	126,458	115,757	131,157	188,809	114,030
Interest on capital and financing lease obligations	5,585	4,820	5,652	4,604	4,239	5,652	5,990	6,505	4,669	3,937
Interest-discontinued operations	—	—	—	—	—	—	7,881	11,927	13,394	4,119
Interest capitalized	44	36	14	36	6	14	415	1,114	1,760	2,239
Estimated interest portion of rental expense (1)	160,138	120,125	159,863	118,707	110,369	146,888	149,601	146,463	142,681	108,876
Estimated interest portion of rental expense (1)- discontinued operations	—	—	—	—	—	—	4,978	6,180	6,430	6,197

Fixed Charges	299,578	225,793	291,987	224,159	208,073	279,012	284,622	303,346	357,743	239,398

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$—	$—	$—	$78,737	$—	$—	$84,556

RATIO OF EARNINGS TO FIXED CHARGES	1.1	1.2	1.1	1.2	1.1	1.1		1.2	1.5

        The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)
Used one-third of rent expense on operating leases.